2007-5

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON RECEIVES $127 MILLION CONTRACT FOR SUBSEA SYSTEMS OFFSHORE BRAZIL

HOUSTON (April 12, 2007) — Cameron (NYSE: CAM) has been awarded a contract worth approximately $127 million to supply subsea systems for Petrobras’ Gas Production Anticipation Plan (Plangas) efforts offshore Brazil.

Petrobras’ investments in the Plangas program are designed to significantly increase domestic natural gas production in Southeastern Brazil. Under the contract, Cameron will provide 22 subsea Christmas trees, control systems and related equipment. Initial delivery and installation is slated to begin in the second quarter of 2008, with additional deliveries of subsea trees and associated equipment to continue through 2009.

Cameron President and Chief Operating Officer Jack B. Moore said, “We are pleased to add this package to the list of equipment and systems that we are providing to Petrobras. The trees for the project will be manufactured in Cameron’s facility in Taubate, Brazil, which will supply its 100th subsea tree to Petrobras in May of this year.”

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future revenues of the Company resulting from this contract made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from those described in forward-looking statements. These statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company. Such factors include the Company’s ability to successfully manufacture and deliver, and Petrobras’ acceptance of, the subsea systems ordered.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.